================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -------------
                                  SCHEDULE 13G

                                 (RULE 13D-102)

                 INFORMATION TO BE INCLUDED IN STATEMENTS FILED
                   PURSUANT TO RULES 13D-1(B), (C) AND (D) AND
               AMENDMENTS THERETO FILED PURSUANT TO RULE 13D-2(B)
                                   -----------
                               (AMENDMENT NO. __)*

                                    TIVO INC.
--------------------------------------------------------------------------------
                                (NAME OF ISSUER)


         COMMON STOCK,                                      888706-10-8
  PAR VALUE $.001 PER SHARE
--------------------------------------------------------------------------------
(TITLE OF CLASS OF SECURITIES)                             (CUSIP NUMBER)


                                DECEMBER 31, 1999
--------------------------------------------------------------------------------
             (DATE OF EVENT WHICH REQUIRES FILING OF THIS STATEMENT)


CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

[ ]  RULE 13D-1(B)
[ ]  RULE 13D-1(C)
[X]  RULE 13D-1(D)
                                   ----------

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page. The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                          Continued on Following Pages
                               Page 1 of 14 Pages

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NY2:\878348\01\$TQK01!.DOC\53356.0020

----------------------------- --------------------------------------------            ---------------------------------------------
CUSIP No.                      888706-10-8                                     13G                              Page 2 of 14
------------------------------ --------------------------------------------            --------------------------------------------

------------- --------------------------------------------------- -----------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS:                         DIRECTV, INC.


              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):    95-4321465
------------- ---------------------------------------------------------------------------------------------------- ----------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                           (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- --------------------------------------------------- -----------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:               CALIFORNIA

-------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF           5    SOLE VOTING POWER:                                   0
    SHARES
                     ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER:                                 3,386,601
   OWNED BY
                     ------ ------------------------------------------------ ------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER:                              0
   REPORTING
                     ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER:                            3,386,601

------------- -------------------------------------------------------------- ------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      3,386,601

------------- ---------------------------------------------------------------------------------------------------- ----------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                             [_]
------------- ---------------------------------------------------------------------------------------------------- ----------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   9.0%

------------- --------------------------------------------------- -----------------------------------------------------------------
   12         TYPE OF REPORTING PERSON:*                          CO
------------- --------------------------------------------------- -----------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  Page 2 of 14

----------------------------- --------------------------------------------            ---------------------------------------------
CUSIP No.                      888706-10-8                                     13G                              Page 3 of 14
------------------------------ --------------------------------------------            --------------------------------------------

------------- --------------------------------------------------- -----------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS:                         DIRECTV ENTERPRISES, INC.


              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):    95-4511942
------------- ---------------------------------------------------------------------------------------------------- ----------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                           (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- --------------------------------------------------- -----------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

-------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF           5    SOLE VOTING POWER:                                   0
    SHARES
                     ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER:                                 3,386,601
   OWNED BY
                     ------ ------------------------------------------------ ------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER:                              0
   REPORTING
                     ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER:                            3,386,601

------------- -------------------------------------------------------------- ------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      3,386,601

------------- ---------------------------------------------------------------------------------------------------- ----------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                             [_]
------------- ---------------------------------------------------------------------------------------------------- ----------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   9.0%

------------- --------------------------------------------------- -----------------------------------------------------------------
   12         TYPE OF REPORTING PERSON:*                          CO
------------- --------------------------------------------------- -----------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!


                                  Page 3 of 14

----------------------------- --------------------------------------------            ---------------------------------------------
CUSIP No.                      888706-10-8                                     13G                              Page 4 of 14
------------------------------ --------------------------------------------            --------------------------------------------

------------- --------------------------------------------------- -----------------------------------------------------------------
   1          NAMES OF REPORTING PERSONS:                         HUGHES ELECTRONICS CORPORATION


              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):    52-1106564
------------- ---------------------------------------------------------------------------------------------------- ----------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                           (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- --------------------------------------------------- -----------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

-------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF           5    SOLE VOTING POWER:                                   0
    SHARES
                     ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER:                                 3,386,601
   OWNED BY
                     ------ ------------------------------------------------ ------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER:                              0
   REPORTING
                     ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER:                            3,386,601

------------- -------------------------------------------------------------- ------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      3,386,601

------------- ---------------------------------------------------------------------------------------------------- ----------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                             [_]
------------- ---------------------------------------------------------------------------------------------------- ----------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   9.0%

------------- --------------------------------------------------- -----------------------------------------------------------------
   12         TYPE OF REPORTING PERSON:*                          CO
------------- --------------------------------------------------- -----------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!





                                  Page 4 of 14

----------------------------- --------------------------------------------            ---------------------------------------------
CUSIP No.                      888706-10-8                                     13G                              Page 5 of 14
------------------------------ --------------------------------------------            --------------------------------------------

------------- --------------------------------------------------- -----------------------------------------------------------------
   1          NAME OF REPORTING PERSONS:                          GENERAL MOTORS CORPORATION


              I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY):    38-0572515
------------- ---------------------------------------------------------------------------------------------------- ----------------
   2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP:*
                                                                                                                           (A) [_]
                                                                                                                           (B) [X]
------------- ---------------------------------------------------------------------------------------------------------------------
   3          SEC USE ONLY

------------- --------------------------------------------------- -----------------------------------------------------------------
   4          CITIZENSHIP OR PLACE OF ORGANIZATION:               DELAWARE

-------------------- ------ ------------------------------------------------ ------------------------------------------------------
   NUMBER OF           5    SOLE VOTING POWER:                                   0
    SHARES
                     ------ ------------------------------------------------ ------------------------------------------------------
 BENEFICIALLY          6    SHARED VOTING POWER:                                 3,386,601
   OWNED BY
                     ------ ------------------------------------------------ ------------------------------------------------------
     EACH              7    SOLE DISPOSITIVE POWER:                              0
   REPORTING
                     ------ ------------------------------------------------ ------------------------------------------------------
  PERSON WITH          8    SHARED DISPOSITIVE POWER:                            3,386,601

------------- -------------------------------------------------------------- ------------------------------------------------------
   9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:      3,386,601

------------- ---------------------------------------------------------------------------------------------------- ----------------
   10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES:*
                                                                                                                             [_]

------------- ---------------------------------------------------------------------------------------------------- ----------------
   11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):                                                   9.0%

------------- --------------------------------------------------- -----------------------------------------------------------------
   12         TYPE OF REPORTING PERSON:*                          CO
------------- --------------------------------------------------- -----------------------------------------------------------------



*  SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(A).           NAME OF ISSUER:

                     TiVo Inc.

ITEM 1(B).           ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                     894 Ross Drive
                     Suite 100
                     Sunnyvale, CA  61089


ITEM 2(A).           NAME OF PERSON FILING:

                     This statement is filed by General Motors Corporation ("GM"), its wholly owned subsidiary Hughes Electronics Corporation ("Hughes"), Hughes' subsidiary, DIRECTV Enterprises, Inc. ("Enterprises") and Enterprises' subsidiary, DIRECTV, Inc. ("DIRECTV"). GM, Hughes, Enterprises and DIRECTV are sometimes referred to herein collectively as the "Reporting Persons". An agreement among the Reporting Persons with respect to the filing of this statement is attached hereto as Exhibit 1.

ITEM 2(B).           ADDRESS OF PRINCIPAL BUSINESS OFFICE OR IF NONE, RESIDENCE:

                     GM's principal business address is 100 Renaissance Center, Detroit Michigan 48243-7301; Hughes' principal business address is 200 N. Sepulveda Blvd., El Segundo, California 90245-0956; Enterprises and DIRECTV's principal business address is 2230 E. Imperial Highway, El Segundo, California 90245.

ITEM 2(C).           CITIZENSHIP:

                     GM, Hughes and Enterprises are Delaware corporations.

                     DIRECTV is a California corporation.

ITEM 2(D).           TITLE OF CLASS OF SECURITIES:

                     Common Stock, $.001 par value per share

ITEM 2(E).           CUSIP NUMBER:

                     888706-10-8

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

                     (a)  [ ]   Broker or dealer registered under Section 15
                                of the Exchange Act;

                     (b)  [ ]   Bank as defined in Section 3(a)(6) of the
                                Exchange Act;

                     (c)  [ ]   Insurance company as defined in Section
                                3(a)(19) of the Exchange Act;

                     (d)  [ ]   Investment company registered under Section
                                8 of the Investment Company Act;

                     (e)  [ ]   An investment adviser in accordance with
                                Rule 13d-1(b)(1)(ii)(E);

                     (f)  [ ]   An Employee benefit plan or endowment fund
                                in accordance with Rule 13d-1(b)(1)(ii)(F);

                     (g)  [ ]   A Parent holding company or control person
                                in accordance with Rule 13d-1(b)(1)(ii)(G);

                     (h)  [ ]   A Savings association as defined in Section
                                3(b) of the Federal Deposit Insurance Act;

                     (i)  [ ]   A Church plan that is excluded from the
                                definition of an investment company under
                                Section 3(c)(14) of the Investment Company
                                Act;

                     (j)  [ ]   Group, in accordance with Rule
                                13d-1(b)(1)(ii)(J).

                     Not applicable.

ITEM 4.              OWNERSHIP.

                     (a) - (c)

                     As of December 31, 1999, As of December 31, 1999, DIRECTV beneficially owned 3,386,601 shares of the Issuer's common stock, representing approximately 9.0% of the outstanding shares of common stock (based on the number of shares outstanding as of November 8, 1999, as reported in the Issuer's Form 10-Q for the quarterly period ended September 30, 1999).

                     The responses of the Reporting Persons to Rows (5) through
           (11) of the cover pages of this statement on Schedule 13G are incorporated by reference herein. However, neither Enterprises, Hughes or GM directly own any shares of common stock of the Issuer. GM, Hughes and Enterprises may be deemed to beneficially own the shares of common stock of the Issuer beneficially owned by Enterprises because of the parent-subsidiary relationship among GM, Hughes, Enterprises and DIRECTV. GM, Hughes and Enterprises disclaim such ownership, and neither the filing of this Schedule 13G or any amendment thereto, nor anything contained herein is intended as, or should be construed as, an admission that GM, Hughes or Enterprises is the "beneficial owner" any shares of the Issuer's common stock.

ITEM 5.              OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [__].

ITEM 6.              OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                     PERSON.

                     Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                     Not applicable.

ITEM 8.              IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                     Not applicable.

ITEM 9.              NOTICE OF DISSOLUTION OF GROUP.

                     Not applicable.

ITEM 10.             CERTIFICATION

                     Not applicable.

                                    SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:      February 11, 2000


                                DIRECTV, Inc.

                                By: Robert M. Hall
                                    -----------------------------------------
                                    Name: Robert M. Hall
                                    Title: Senior Vice President,
                                            General Counsel and Secretary

                                    SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:      February 11, 2000


                                DIRECTV Enterprises, Inc.

                                By: Robert M. Hall
                                    -----------------------------------------
                                    Name: Robert M. Hall
                                    Title: Senior Vice President,
                                            General Counsel and Secretary

                                    SIGNATURE

                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:      February 11, 2000


                                              Hughes Electronics Corporation

                                              By: Robert M. Hall
                                                  -----------------------------
                                                  Name: Robert M. Hall
                                                  Title: Assistant Secretary

                                    SIGNATURE


                     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:      February 11, 2000


                                General Motors Corporation

                                By: Thomas A. Gottschalk
                                    -------------------------------------------
                                    Name: Thomas A. Gottschalk
                                    Title: Senior Vice President and
                                            General Counsel

                                  EXHIBIT INDEX


Exhibit No.                           Description of Exhibit
-----------                           ----------------------

    1 Joint Filing Agreement, by an among DIRECTV, Inc., DIRECTV Enterprises, Inc., Hughes Electronics Corporation, and General Motors Corporation.